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                                                                    Exhibit 10.1

                   TERMINATION AND CUSTOMER SUPPORT AGREEMENT

This Agreement (the "Agreement"), effective as of August 1, 2002 (the "Effective Date"), by and between NEON Systems, Inc., a Delaware corporation ("NEON") with offices at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, and Peregrine/Bridge Transfer Corporation, a Delaware corporation ("PBTC"), with offices at 12680 High Bluff Dr. Suite 200, San Diego, CA 92130, collectively, the "Parties."

                                    RECITALS

Whereas, on or about January 1, 1996, PBTC and NEON entered into that certain Distributor Agreement, which was amended effective as of January 1, 1999 by the First Amendment to Distributor Agreement, collectively, hereafter the "Distributor Agreement," which Distributor Agreement provided that NEON would distribute certain software products created and licensed from PBTC as identified in Schedule 1 (the "PBTC Products");

Whereas, pursuant to the terms of the Distributor Agreement, NEON has paid to PBTC Royalty Advances (as defined below) against actual royalties for licenses of PBTC software, resulting in an unearned advance payments balance of $3,884,028 dollars as of July 31, 2002;

Whereas, pursuant to the terms of the Distributor Agreement, NEON is obligated to pay an additional $7.00 million in Royalty Advances through March 31, 2004;

Whereas, on December 18, 1998, NEON and PBTC entered into a Services Agreement (the "Services Agreement") whereby NEON has provided certain accounting, legal, marketing and administrative services to PBTC;

Whereas, on January 25, 2000, NEON and PBTC entered into a Remarketing Agreement (the "Remarketing Agreement") whereby PBTC was granted a license to use certain NEON software products to create OEM Products for distribution by NEON under the Distributor Agreement, resulting in the creation and marketing of the software product branded "NEON 24x7" (the "OEM Product");.

Whereas, the Distributor Agreement, the Services Agreement and the Remarketing Agreement are collectively referred to herein as the "PBTC Agreements."

Whereas, the Parties now wish to (i) terminate, replace and supercede the PBTC Agreements; and (ii) provide for the continued technical support of NEON's customers who have purchased the PBTC Products and the OEM Product and have contracted with NEON for the support of such software. Additionally, the Parties wish to specify the terms of such termination and the other covenants, promises and commitments set forth herein.

                                    AGREEMENT

1. DEFINITIONS. The terms "Customer," "Licensed Product" and "Royalty Advance" shall have the meanings ascribed to them in the Distributor Agreement. The term "OEM Product" shall have the meaning ascribed to above.

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2. CONSIDERATION. In consideration of the payments, transfers, assignments, promissory notes, and mutual promises contained in this Agreement, and for other good and valuable consideration, the Parties agree to the terms and conditions herein.

3. TERMINATION OF PBTC AGREEMENTS. The Parties mutually agree to terminate the PBTC Agreements effective as of the Effective Date on the following terms and conditions. Notwithstanding the foregoing, this Agreement may expressly provide that certain terms of the Distributor Agreement shall be continued and terminated effective as of another date. As provided in Section 5.4(d) of the Services Agreement, Section 5.4 of the Services Agreement shall survive termination. Notwithstanding the provisions of Section 9.3 of the OEM Agreement, Sections 5 and 11 of the OEM Agreement shall not survive termination.

     3.1 NEON Consideration to PBTC. NEON hereby agrees to provide the following consideration to PBTC at the closing of the transaction on August 14, 2002 or such other mutually agreeable date set by the parties in writing (the "Closing"):

          (a) NEON will pay PBTC a cash advance of $2,200,000, which aggregate amount represents a $829,538 loan and the cash value of the unamortized deferred maintenance, deferred net license revenue and accounts receivable related to the distribution of the PBTC Products to be retained by NEON as identified on Schedule 2(a).

          (b) NEON will assign to PBTC pursuant to an assignment agreement in the form attached hereto as Exhibit 1 (the "Assignment Agreement") all of its rights and obligations under all license and maintenance agreements related to the PBTC Products and the OEM Product, including the right to receive certain license and maintenance revenues, as identified on Schedule 2(b) attached hereto, and maintenance renewal revenue to be invoiced subsequent to the Closing.

          (c) NEON will grant to PBTC a license to use the "NEON" trademark in connection with the marketing of the PBTC Products and the OEM Product under the terms of a trademark license agreement, a form of which is attached hereto as Exhibit 2 (the "Trademark License"), which Trademark License includes an option/right of first refusal to acquire the NEON trademark at no additional cost in the event that NEON discontinues to market products under the NEON name or if NEON changes its name.

          (d) As of the Effective Date, NEON and PBTC will enter into an administrative services agreement, a form of which is attached hereto as Exhibit 3 (the "New Services Agreement") to provide that NEON will provide PBTC with the following administrative services for a period of twelve months beginning August 1, 2002: office space for its Houston-based employees (up to a maximum of the square feet of office space that NEON's IMS Division occupies at Closing), accounting, payroll, benefit administration, invoicing, accounts receivable collection, contract review, insurance administration and IT support. The New Services Agreement will further provide that at the end of such twelve-month period, PBTC may elect for NEON to continue providing such administrative services for a fee of $10,000 per month for an additional 12 month period. At the end of such period, NEON shall have no further obligation to provide such services.

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          (e)  NEON will grant to PBTC the right to sublicense and distribute the OEM Product pursuant to the terms and conditions of the License and Distribution Agreement attached hereto as Exhibit 4 (the "New OEM Agreement").

     3.2 PBTC Consideration to NEON PBTC hereby agrees to provide the following consideration to NEON at the Closing:

          (a) PBTC shall secure the outstanding unearned Royalty Advance balance at July 31, 2002 of $3,884,029 (the "Advance Royalty Balance") as follows:

                    (1) PBTC will execute a convertible promissory note, a form of which is attached hereto as Exhibit 5 (the "Convertible Note"), with NEON as Payee, in the amount of $3,000,000 at no interest to its due date of March 31, 2005, which note is convertible at NEON's option into equity of PBTC at a $30,000,000 pre-cash valuation anytime prior to March 31, 2005. Such Convertible Note will be senior to all other non-NEON debt of PBTC (including existing convertible debt) and secured by the intellectual property of PBTC pursuant to a security agreement, a form of which is attached hereto as Exhibit 6 (the "Security Agreement").

                    (2) PBTC shall execute a promissory note, a form of which is attached hereto as Exhibit 7 (the "Consolidated Note"), with NEON as Payee, in the amount of $3,584,028 at no interest to its due date of March 31, 2005, representing the following principal amounts: (i) the $884,029 remaining balance of the outstanding Advance Royalty Balance; (ii) $2,200,000 in consideration of the cash advance by NEON described in Section 3.1(a) above; and (iii) $500,000 in consideration of the assignments, grants and agreements set forth in Section 3.1(b) - (d) above. Such Consolidated Note will also be senior to all other non-NEON debt of PBTC (except as provided in 3.2(b) below) and secured by the intellectual property of PBTC pursuant to the Security Agreement.

          (b) Except as otherwise provided in Section 3.2(c) below, the Consolidated Note and the Convertible Note issued pursuant to the terms of this Section 3.2 will be senior to all other non-NEON indebtedness of PBTC. As a condition to Closing, Skunkware, Inc. ("Skunkware"), PBTC's sole shareholder, will agree to subordinate its loans to PBTC to the Convertible Note and the Consolidated Note pursuant to the terms of a subordination agreement between PBTC and Skunkware, a form of which is attached hereto as Exhibit 8 (the "Subordination Agreement"). The terms of the Subordination Agreement further provide that in the period from the Closing to March 31, 2005, PBTC will not, without the written consent of NEON, enter into any agreement that would (i) create a debt senior to any of the Convertible Note and the Consolidated Note or (ii) encumber the intellectual property of PBTC.

          (c) NEON acknowledges and agrees that Skunkware, Inc. has entered into a mainframe lease agreement with IBM, in the form attached hereto as Exhibit 9 (the "Mainframe Lease"), for the use of PBTC. NEON acknowledges and agrees that so long as such Mainframe Lease is use in the ordinary course of PBTC's business, that prior to the due date of the Convertible Note and the Consolidated Note, such Mainframe Lease will not be subject to subordination under the terms of Section 3.2(b). NEON acknowledges and agrees that any lease payments made by PBTC to Skunkware pursuant to the Mainframe Lease will not constitute a breach

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               or default under the Convertible Note, the Consolidated Note, the
               Security Agrteement or the Subordination Agreement or under this Agreement.

     3.3. Personnel Issues. PBTC and NEON hereby agree as follows:

          (a) As a condition to the Closing and effective as of August 1, 2002, Wayne Webb will resign as an employee of NEON, including his positions as Senior Vice President and General Counsel.

          (b) In consideration of the parties' performance under this Agreement, PBTC acknowledges and agrees that it will offer to hire those individuals identified in Schedule 3 (the "PBTC Employees"), to be compensated according to the compensation schedule included therein effective as of August 1, 2002. NEON will facilitate the transfer of the employees chosen by PBTC upon their acceptance of an offer of employment from PBTC. NEON will use its reasonable efforts to have the Compensation Committee of NEON's Board of Directors approve an extension of the exercise period of the vested NEON stock options held by the PBTC Employees until March 31, 2005. PBTC shall indemnify NEON for any damages incurred by NEON, including reasonable attorneys fees and costs, for any employment law claims or claims for severance brought against NEON by any of the PBTC Employees.

          (c) Without limitation, PBTC acknowledges and agrees that all intellectual property or other tangible or intangible work product made by such PBTC Employees for NEON during the course and scope of their employment with NEON ("Hired Employee IP") shall remain the sole and exclusive property of NEON, and that no right or license in or to such Hired Employee IP shall be conveyed to PBTC under this Agreement.

     3.4 Timetable. The Parties agree to the following timetable for the cessation of their obligations under the Distributor Agreement.

               3.4.1 Marketing Efforts. Unless otherwise provided in this Agreement, the parties acknowledge and agree that NEON's right to market and sell the PBTC Products as set forth in the Distributor Agreement shall end as of the Effective Date; provided, however, that NEON shall mutually agree with PBTC on a marketing transition plan and provide marketing assistance through September 30, 2002 (the "Service Transfer Date"). Pursuant to such transition plan, (i) NEON shall cease to list the PBTC Products on its corporate price list no later than September 30, 2002, and (ii)NEON and PBTC shall honor and accept all domestic and international orders for the PBTC Products placed with NEON from August 1, 2002 to September 30, 2002 according to the terms of this Agreement. The Parties hereby acknowledge and agree that, except as otherwise agreed by the parties in writing, PBTC shall be responsible for the fulfillment of all orders for PBTC Products received on or after the Closing.

               3.4.2 Customer Inquiries. NEON agrees that it shall refer all new Customer inquiries for the PBTC Products and renewals of existing licenses, maintenance contracts or service agreements originating on or after August 1, 2002 to PBTC. In addition, NEON agrees that it will share with PBTC and that PBTC shall have the exclusive right to pursue any Customer leads with respect to the PBTC Products that NEON's sales force had begun, but not completed, prior to the Closing.

               3.4.3 Forecasts, Sales Information and Reports. As of the Effective Date, NEON shall have no further obligation to provide sales forecasts pursuant to Section 7.6 and 7.7 of the Distributor Agreement. Instead of within the time periods otherwise required by Section 14.3 of the

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               Distributor Agreement, on or before August 31, 2002, NEON shall provide a final inventory reconciliation, as required by Section 14.3(a) and (c) of the Distributor Agreement, final sales information, as required by Section 14.3(f) of the Distributor Agreement, and a final sales pipeline report, as required by
               Section 14.3(h) of the Distributor Agreement.

               3.4.4 Customer Support. The provisions of Section 2.4 of the Distributor Agreement shall continue to apply up to and including the Service Transfer Date (as defined in Section 3.4.1 of this Agreement), subject to the provisions of Section 3.3. On or after the Service Transfer Date, the provisions of Section 4 of this Agreement will govern the support of Customers.

               3.4.5 Return of Materials. NEON agrees that it will return all copies of the Licensed Products and any materials associated therewith in its possession to PBTC on or before September 30, 2002.

     3.5 Escrow. The Parties acknowledge that, (i) PBTC shall establish its own escrow account pursuant to the terms of an escrow agreement with a reputable escrow agent on or before October 1, 2002; (ii) NEON shall be obligated to maintain and escrow of the PBTC Products under its current escrow agreement only through such date.

     3.6 Survival. The following provisions of the Distributor Agreement shall survive termination: Article 9 - Indemnification; Sections 10.2 to
          10.4 of Article 10 - Confidentiality; Article 11 - Audits; Section 7.5
          - Books and Records; and Section 14.5 - Survival. Notwithstanding the provisions of Section 14.5 of the Distributor Agreement, NEON and PBTC hereby agree that Section 10.1 of the Distributor Agreement will not survive termination of the Distributor Agreement and that all obligations of NEON to pay any amounts to PBTC under the Distributor Agreement are hereby superceded by the provisions of this Agreement and will not survive termination of the Distributor Agreement.

4. MAINTENANCE AND SUPPORT. Between the Effective Date hereof and the Closing, NEON will refer any Customer who wishes to purchase a PBTC Product to PBTC, including Customers requesting support and maintenance of previously licensed copies of the PBTC Products and/or the OEM Product.

               4.1 Assignment of Support Contracts and Indemnification. In connection with their purchase of the PBTC Products, Customers have contracted with NEON for maintenance and support of the PBTC Products and/or the OEM Product (such Customers to be referred to hereinafter as "Service Customers"). NEON's obligations to these Service Customers are set forth in certain software license agreements, copies of which PBTC hereby acknowledges it has received and which are listed on Schedule 4 (collectively, the "Support Contracts"). The Parties agree that, as of the Service Transfer Date, and only as to those Service Customers whose Support Contracts do not require consent to assignment and to those Service Customers who have executed consents to assignment ("Consents to Assignments") as provided in Section 4.2 below, NEON shall be deemed to have assigned all of its right, title and interest in and to the Support Contracts and PBTC shall assume all of NEON's liabilities and obligations thereunder pursuant to the terms of the Assignment Agreement. PBTC further agrees to indemnify and hold NEON harmless for any claim by a Service Customer under any of the Support Contracts arising on or after the Service Transfer Date.

               4.2 Consents to Assignment and Service Transfer Date. In accordance with the terms of certain of the Support Contracts, NEON may not assign its interest in certain of the Support Contracts without the prior written consent of the Service Customer. Accordingly, NEON shall contact

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               each Service Customer to obtain a Consent to Assignment. No later than the Service Transfer Date, NEON shall provide to PBTC, in writing, a list of all Service Customers who have executed a Consent to Assignment.

               4.3 Support to Service Customers Not Consenting to Assignment. PBTC shall have no obligation to provide support to any Service Customer who has not executed a Consent to Assignment if such Service Customer's Service Contract requires such consent.

5. CONFIDENTIALITY. Each party ("Recipient") receiving Confidential Information under this Agreement from the other party ("Discloser") shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Recipient uses to protect its own confidential information of a like nature. Recipient shall only allow employees with a need to know to have access to Confidential Information. The terms of this Agreement shall be considered Confidential Information for purposes of this Agreement. Confidential Information disclosed under the Distributor Agreement will continue to be governed by the terms of that Agreement.

               5.1 "Confidential Information" includes only information that is either (a) marked as confidential at the time of disclosure; or
               (b) unmarked (e.g. orally disclosed) but treated as confidential at the time of disclosure, and is designated as confidential in a written memorandum sent to Recipient's primary representative within 30 days of disclosure, summarizing the Confidential Information sufficiently for identification.

               5.2 Use. The Recipient may use Confidential Information received under this Agreement only for the purposes of this Agreement and fulfilling the surviving obligations under the Distributor Agreement.

               5.3 Exclusions. This Agreement imposes no obligation upon Recipient with respect to information that: (a) was in Recipient's possession before receipt from Discloser; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from a third party, (d) is disclosed by Discloser to a third party without a duty of confidentially on the part of the third party; (e) is independently developed by Recipient; (f) is disclosed pursuant to operation of law; or (g) is disclosed by Recipient with Discloser's prior written approval.

               5.4 Term. The Recipient's obligation of confidentiality shall extend for two years following the Effective Date of this Agreement.

6. RELEASE OF CLAIMS. The Parties intend this Agreement to be a full, final and complete release of any and all claims that either of them may now or in the future have against the other arising out of any claims related to the Distributor Agreement. Each party fully and finally releases, discharges, and settles all claims or causes of action, known or unknown, arising out of or relating to such claims described in the preceding sentence. The Parties intend to waive, release, and promise never to assert any such claims even if they do not presently believe that they have such a claim. The Parties therefore waive their rights under Section 1542 of the California Civil Code, which reads as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

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Notwithstanding the foregoing, this release shall not apply to any warranty or indemnification claims arising under Article 12 and Article 9 of the Distributor Agreement, respectively.

7.   INDEMNIFICATION.

          7.1 PBTC Indemnification of NEON. PBTC shall defend NEON against, and indemnify and hold NEON harmless from, any third party claim, suit, or other action ("Claim") and pay any judgments or damages awarded in any judicial proceeding on the Claim, pay any settlement amounts agreed upon by PBTC, and pay any associated costs and the reasonable fees of attorneys, arising out of, or relating to any Claim (a) that any PBTC Product, or its use, copying, distribution, modification, or disclosure, infringes any third party intellectual property rights, including any infringement of any third party patent, trademark, trade secret, copyright, mask work, or other intellectual property or proprietary rights, or (b) that any third party has incurred, suffered, or otherwise been damaged by any PBTC Product, or its use, modification, copying, distribution, or disclosure, or (c) based on PBTC's actions or omissions. In the event of any such Claim, NEON agrees to promptly notify PBTC of the Claim and give PBTC sole control and reasonably requested non-monetary assistance in the defense of the Claim. PBTC shall not make any settlement or compromise with respect to a Claim covered by this Section 7.1 without the prior written consent of NEON (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by PBTC. PBTC'S OBLIGATIONS UNDER THIS SECTION SHALL EXTEND TO CLAIMS WHERE NEON IS PARTIALLY OR CONCURRENTLY NEGLIGENT. If a court of competent jurisdiction enters a final judgment that NEON is partially negligent with respect to any such Claim, PBTC's obligations under this Section shall be reduced on a proportionate basis based on the relative share of NEON's negligence so adjudicated.

          7.2 NEON Indemnification of PBTC. NEON shall defend PBTC against, and indemnify and hold PBTC harmless from, any third party claim, suit, or other action and pay any judgments or damages awarded in any judicial proceeding on the Claim, pay any settlement amounts agreed upon by NEON, and pay any associated costs and the reasonable fees of attorneys, arising out of, or relating to any Claim (a) that any portion of NEON software code which is incorporated into the OEM Product (the "NEON Code"), or its use, copying, distribution, modification, or disclosure, infringes any third party intellectual property rights, including any infringement of any third party patent, trademark, trade secret, copyright, mask work, or other intellectual property or proprietary rights, or (b) that any third party has incurred, suffered, or otherwise been damaged by the NEON Code, or its use, modification, copying, distribution, or disclosure, or (c) based on NEON's actions or omissions prior to the Closing. In the event of any such Claim, PBTC agrees to promptly notify NEON of the Claim and give NEON sole control and reasonably requested non-monetary assistance in the defense of the Claim. NEON shall not make any settlement or compromise with respect to a Claim covered by this
          Section 7.2 without the prior written consent of PBTC (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by NEON. NEON'S OBLIGATIONS UNDER THIS SECTION SHALL EXTEND TO CLAIMS WHERE PBTC IS PARTIALLY OR CONCURRENTLY NEGLIGENT. If a court of competent jurisdiction enters a final judgment that PBTC is partially negligent with respect to any such Claim, NEON's

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          obligations under this Section shall be reduced on a proportionate basis based on the relative share of PBTC's negligence so adjudicated.

8.   GENERAL TERMS.

          8.1 Right of Assignment. This Agreement and any rights and licenses granted herein are personal to each party and are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither party may assign any of its rights, privileges or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          8.2 Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices shall be deemed validly given upon the earlier of (a) confirmed receipt by the recipient or (b) five business days after dispatch by registered airmail, postage prepaid, in any post office in the United States addressed to the other party at the address specified herein. Notices shall be delivered to the following persons:

          NEON:                                   PBTC:

          Brian D. Helman                         James Bradford Poynter
          Chief Financial Officer                 Chief Financial Officer
          14100 Southwest Freeway, Suite 500      12680 High Bluff Dr. Suite 200
          Sugar Land, Texas 77478                 San Diego, CA  92130
          Phone: 281-634-8301                     Phone: 858-259-2500
          Fax: 281-634-8282                       Fax: 858-259-4843

          8.3 Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding between the Parties as to the termination of the PBTC Agreements and the provision of support to Customers, and it incorporates all prior agreements on that subject matter by reference. No conditions, definitions, warranties, understanding or other representations with respect to such subject matter other than as expressly provided herein shall bind either of the Parties.

          8.4 Modifications. This Agreement may only be modified by a written instrument signed by the Parties.

          8.5 No Agency Representation or Joint Venture. NEON and PBTC are strictly independent contractors and shall so represent themselves to third parties. Neither party has the right to bind the other in any manner whatsoever and nothing in this Agreement shall be interpreted to make either party the agent or legal representative of the other party or to make the parties joint venturers.

          8.6 Force Majeure. Neither party will be liable in damages or have the right to cancel or terminate this Agreement, in whole or in part, for any delay or default in performance thereunder if such delay or default is caused by conditions beyond the control of the delaying or defaulting party (including, but not limited to, acts of God, government restrictions, continuing domestic or international events such as wars or insurrection, strikes, fires, floods, work stoppages and embargoes). Each party will give the other prompt written notice of any condition likely to cause

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          any such delay or default and shall use all reasonable efforts to minimize the period and impact of the delay or default.

          8.7 Subsidiaries. Except as otherwise specifically provided in this Agreement, the Parties agree that this Agreement will apply to a party's subsidiaries so long as such subsidiaries agree to comply fully with the obligations imposed on the party by the Agreement. Each party will remain fully responsible for actions and omissions of its subsidiaries relative to rights granted under this Agreement.

          8.8 Waiver. The waiver of any term, condition, or provision of this Agreement or any of the Agreements attached hereto as Exhibits by either party must be in writing. No such waiver will be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

          8.9 Survival of Terms. Notwithstanding anything to the contrary herein, the following provisions of this Agreement shall survive termination: the indemnity provision of Section 4.1 AND section 7,
          Section 5--Confidentiality, and Section 6--Release of Claims.

          8.10 Severability. If any provision of this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The Parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the Parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

          8.11 Governing Law. This Agreement will be governed in all respects by the laws of the State of Texas without reference to any choice of laws provisions.

          IN WITNESS WHEREOF, each party has executed this Agreement by signature of its authorized representative.

NEON Systems, Inc.                         Peregrine/Bridge Transfer Corporation

By ______________________________          By __________________________________

Name_____________________________          Name_________________________________

Title____________________________          Title________________________________

Date  ___________________________          Date  _______________________________

________________________________________________________________________________

________________________________________________________________________________

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